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                                                                     Exhibit 4.5

THIS SUBORDINATED PROMISSORY NOTE IS SUBORDINATE TO THE INDEBTEDNESS OF THE CORPORATION (AND ANY OF ITS AFFILIATES AND SUCCESSORS) ARISING UNDER (I) THE CREDIT AGREEMENT (THE "CREDIT AGREEMENT"), DATED AS OF OCTOBER 5, 2000, BETWEEN THE CORPORATION AND BANK OF AMERICA N.A., AS AGENT (THE "AGENT"), AS HEREAFTER AMENDED, RESTATED OR OTHERWISE MODIFIED, AS SET FORTH IN THE SUBORDINATION AGREEMENT, DATED AS OF OCTOBER 4, 2000, BY SELLER AND THE CORPORATION IN FAVOR OF THE AGENT AND THE LENDERS (AS THEREIN DEFINED), (II) THE INDENTURE (THE "INDENTURE"), DATED AS OF OCTOBER 15, 1996, BETWEEN THE CORPORATION AND CHASE MANHATTAN BANK, AS TRUSTEE (THE "TRUSTEE"), AS HEREAFTER AMENDED, RESTATED OR OTHERWISE MODIFIED, AS SET FORTH IN THE SUBORDINATION AGREEMENT, DATED AS OF OCTOBER 4, 2000, BY SELLER AND THE CORPORATION IN FAVOR OF THE TRUSTEE, (III) ANY OTHER INDEBTEDNESS OF THE CORPORATION UP TO AN AGGREGATE OF $5.0 MILLION,
(IV) ANY ADDITIONAL INDEBTEDNESS OF THE CORPORATION INCURRED IN CONNECTION WITH THE CERAMIC FIBER BUSINESS OR ANY RELATED OR SUBSTANTIALLY SIMILAR LINES OF BUSINESS, AND (V) ANY OTHER INDEBTEDNESS OF THE CORPORATION INCURRED FROM TIME TO TIME HEREAFTER TO REPAY, REFINANCE OR OTHERWISE REPLACE THE INDEBTEDNESS IDENTIFIED IN CLAUSES (I) THROUGH (IV) ABOVE (THE INDEBTEDNESS SET FORTH IN CLAUSES (I) THROUGH (V) ABOVE IS HEREINAFTER REFERRED TO AS "SENIOR INDEBTEDNESS") AND THE SUBORDINATION AGREEMENTS SET FORTH IN CLAUSES (I) AND
(II) ABOVE ARE HEREINAFTER REFERRED TO AS THE SUBORDINATION AGREEMENTS".

                          SUBORDINATED PROMISSORY NOTE

$1,500,000                                                       October 4, 2000

         FOR VALUE RECEIVED, the undersigned, Unifrax Corporation, a Delaware corporation (the "CORPORATION"), hereby promises to pay to Societe Europeenne de Produits Refractaires, as agent for Unifrax Ltd. (the "PAYEE"), at "Les Miroirs" 18, Avenue d'Alsace, 92096 LA DEFENSE CEDEX, FRANCE, or at such other place as the Payee may from time to time designate in writing, in lawful money of the United States of America an aggregate amount equal to ONE MILLION FIVE HUNDRED THOUSAND U.S. DOLLARS ($1,500,000) on the terms set forth below (this "NOTE").

         1. INTEREST RATE. This Note will bear, subject to Section 2(b) below, simple interest on the outstanding principal at an annual rate of (a) 7% from the date of this Note until December 5, 2000, and (b) 10.5% from December 6, 2000 until December 31, 2001, (c) 12.75% from January 1, 2002 until December 31, 2002, and (d) 15% from January 1, 2003 until June 30, 2004.

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         2. PAYMENT.

              (a) Subject to Section 2(b) and Section 4 of this Note or acceleration as provided herein, interest is due and payable on January 31, 2001, January 31, 2002, January 31, 2003 and June 30, 2004 (each an "INTEREST PAYMENT DATE") based on an actual/365 day year and the actual days the principal amount hereof is outstanding. Interest on the principal amount of the Note will accrue beginning on the date of issuance and will continue to accrue for so long as any principal amount of the Note is outstanding.

              (b) In the event that the Corporation does not make an interest payment on any Interest Payment Date as a consequence of any provision of any agreements or instruments representing or evidencing any Senior Indebtedness, the Corporation will not be required on any Interest Payment Date to make a cash interest payment hereunder, such non-payment will not constitute an Event of Default (defined below) hereunder and all of such installment (or the unpaid portion thereof) shall be added to the principal under this Note.

              (c) The entire unpaid principal amount of this Note and any accrued and unpaid interest due hereon shall become due and payable on the earlier of (i) June 30, 2004, or (ii) the second Business Day after the lenders party to the Credit Agreement make available to Unifrax Ltd., a subsidiary of the Corporation ("UNIFRAX LTD."), a loan pursuant to the Credit Agreement (the "U.K. LOAN") utilizing as collateral that certain real estate located in Rainford, England (the "U.K. PROPERTY") owned by Unifrax Ltd.; provided, however, that (a) in the case of this clause (ii), the amount so due and payable shall be limited to the dollar equivalent of the amount of such loan proceeds actually received by Unifrax Ltd. pursuant to such U.K. Loan; and (b) in no event shall the amount so due and payable exceed an amount in excess of the then unpaid principal amount of this Note and any accrued and unpaid interest due hereon.

              (d) Whenever any payment to be made under this Note is stated to be due on Saturday, Sunday or a legal holiday or the equivalent for banks generally under the laws of the State of New York (any other day being a "BUSINESS DAY"), such payment may be made on the next succeeding Business Day.

         3. PREPAYMENT. This Note may be prepaid by the Corporation in whole or in part at any time without premium or penalty. Any such prepayment shall be first applied to the payment of accrued but unpaid interest on the principal amount to be prepaid and then to principal.

         4. SET-OFF. The Corporation has the right to offset against any payment of interest or principal due and payable (whether by scheduled amortization or prepayment) from the Corporation to the Payee under this Note any amounts owing from the Payee or any Affiliate (as hereinafter defined) to Holdings or the Corporation under any of the Transaction Documents (as defined in that certain Stock and Asset Purchase Agreement ("SAPA") by and among Payee, the Corporation and certain other parties thereto, dated as of July 27, 2000) and any such offset shall not constitute an Event of Default. In the event of any such offset, the amount of such offset shall be allocated pro rata among (a) this Note; (b) that certain Subordinated Promissory Note,



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dated October 4, 2000, issued by the Corporation in favor of Payee in the initial principal amount of $8,000,000 (the "CORPORATION NOTE"); (c) that certain Limited Recourse Promissory Note, dated October 4, 2000, issued by Unifrax Holding Co. ("HOLDINGS") in favor of Payee in the initial principal amount of $20,200,000; (d) that certain Limited Recourse Promissory Note, dated October 4, 2000, issued by Holdings in favor of Carborundum do Brasil in the initial principal amount of $300,000; and (e) any Guaranty Agreement or Guaranty Agreements (each as defined in the Corporation Note) in effect at that time.

         5. DEFAULT; ACCELERATION. In the case an Event of Default occurs and is continuing, the entire unpaid principal of this Note, together with all accrued but unpaid interest, will become immediately due and payable at the Payee's option. An "EVENT OF DEFAULT" means (a) the failure of the Corporation to make any payment of interest or principal within fifteen days of the date such payment is due, other than (i) as provided in Section 2(b) hereof and (ii) in accordance with the Corporation's right to offset against this Note as further described in Section 4 above, or (b) the Corporation's filing a petition or otherwise voluntarily commencing a case or proceeding or filing an answer or other pleading in any proceeding seeking relief under any federal or state bankruptcy, insolvency or debtors' reorganization law, being the voluntary or involuntary subject of an order for relief by any court under any such law, or being adjudicated "bankrupt," "debtor" or "insolvent" under any such law, or there being appointed under any such law, a "trustee," "receiver" or "custodian" to manage the Corporation's business or properties, or there being commenced under any such law a case or proceeding proposing such an order for relief, adjudication or appointment with respect to the Corporation or the Corporation's business, which proceeding is consented to by the Corporation or that is not dismissed within 90 days after being commenced. In addition, the entire unpaid principal of this Note, together with all accrued but unpaid interest, shall become immediately due and payable on the third Business Day following a Change-in-Control (as defined below).

         6. U.K. PROPERTY. Payee and the Corporation hereby agree to comply with the provisions of Section 2.5.2 of the Amendment to the SAPA dated the date hereof.

         7. NO RECOURSE. No director, stockholder, officer, employee or incorporator as such, past, present or future of the Corporation or any successor person has any liability for any obligation of the Corporation under this Note or for any claim based on, in respect of or by reason of, any such obligation or its creation. The Payee by accepting this Note waives and releases all such liability. This waiver and release are part of the consideration for the issue of this Note.

         8. COSTS. In the event that any principal or interest due hereunder is not paid in accordance with this Note, the Corporation shall pay any and all reasonable costs incurred by Payee to collect the sums due hereunder, including, but not limited to, reasonable attorneys' fees and disbursements.

         9. LATE PENALTY. Except as otherwise provided in Section 2(b) and
Section 4 of this Note, any payment of interest that is required to be made hereunder that is not made within fifteen days of the date specified for payment or otherwise in accordance with this Note shall bear a late fee equal to five percent (5%) of the amount of the payment then due.



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         10. NO WITHHOLDING. Any payments or prepayments to be made in respect of interest on this Note shall be made without deduction or withholding, or with such additional amounts as may be necessary in order that Payee, after such deduction or withholding, receives the full amount of interest then due and payable or intended to be prepaid.

         11. WAIVER OF DEFENSES. Subject to Section 4 of this Note, the Corporation hereby waives presentment for payment, protest and demand, suretyship defenses and all other defenses in the nature thereof and notice of non-payment, changes in terms and conditions and all other indulgences granted by Payee.

         12. NO IMPLIED WAIVER. Payee shall not, by any act, delay, omission or otherwise, be deemed to waive any of its rights or remedies hereunder, unless such waiver be in writing and signed by Payee and the Corporation, and then only to the extent expressly set forth therein. A waiver on any such occasion shall not be construed as a bar to, or waiver of, any such right or remedy on any future occasion.

         13. SUBORDINATION. This Note is subordinate to the indebtedness of the Corporation (or any of its affiliates and successors) arising under any agreements or instruments representing or evidencing any Senior Indebtedness. With respect to the indebtedness identified in clauses (III)-(V) of the legend set forth above, Payee shall, upon the request of the Corporation, enter into subordination agreements in form and substance substantially similar to the Subordination Agreements.

         14. GOVERNING LAW; INTERPRETATION. This Note is to be governed and controlled as to interpretation, enforcement, validity, construction, and in all other respects by the laws, statutes and decisions of the State of New York.

         15. INVALIDITY. If any one or more of the provisions contained in this Note are invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of all the remaining provisions will not in any way be affected or impaired.

         16. ASSIGNMENT. The Payee shall not assign, negotiate or otherwise transfer this Note or any or all of its rights under this Note to any Person without the prior written consent of the Corporation, except to an Affiliate of Payee. This Note may not be assigned, transferred or pledged, in whole or in part, by the Corporation without the prior written consent of Payee.

         17. CERTAIN DEFINITIONS. As used in this Note, (a) "AFFILIATE" of any Person means any Person directly or indirectly controlling, controlled by, or under common control with, any such Person and any officer, director or controlling Person of such Person, (b) "PERSON" means any individual, corporation, partnership, limited liability company, joint venture, trust, governmental authority, unincorporated association or any other entity or organization, and (c) "CHANGE-IN-CONTROL" means the acquisition by a Person (other than Kirtland Capital Partners II LP or any Affiliate thereof) of (i) the ownership or control (directly or indirectly) of more than 50% of the voting share capital of Holdings or the Corporation or (ii) the right to appoint or remove directors having a majority of the voting rights exercisable at meetings of the boards of directors of Holdings or the Corporation.



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         IN WITNESS WHEREOF, The Corporation has caused this Note to be duly executed as of the date first above written.

                                           UNIFRAX CORPORATION


                                           By:  /s/  William P. Kelly
                                                --------------------------------
                                                Name:  William P. Kelly
                                                Title: President and CEO

ACKNOWLEDGED AND AGREED
to this ____ day of October, 2000

SOCIETE EUROPEENNE DE PRODUITS REFRACTAIRES

By:  /s/  R. Lazard
   -----------------------------
Name:  R. Lazard
Title: Senior Vice President Finance



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